UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2011 (January 4, 2011)

ARMSTRONG WORLD INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-2116	23-0366390
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 3001, Lancaster, Pennsylvania	17604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(717) 397-0611

__________________NA_____________________
                            (Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02(c). Departure of Directors or Certain Officers; Election of Directors; Appointment of  Certain Officers; Compensatory Arrangements of Certain Officers.

Armstrong World Industries, Inc. (the “Company”) has announced the appointment of Victor Grizzle to the position of Executive Vice President, Armstrong Building Products.  Mr. Grizzle will begin employment with the Company effective on or about January 17, 2011.  A press release is attached hereto as Exhibit 99.1.

Mr. Grizzle, 49, has 23 years of experience in process improvement, sales, marketing and global business leadership.  He comes to the Company from Valmont Industries, a $2 billion global leader of infrastructure support structures for utility, telecom and lighting markets, and manufacturer of mechanized irrigation equipment for large scale farming, where he was group president, Global Structures, Coatings and Tubing and International, since 2005.  Prior to Valmont, Mr. Grizzle was president of the commercial power division of EaglePicher Corporation, a $700 million diversified manufacturer and marketer of advanced technology and industrial products for space, defense, automotive, filtration, pharmaceutical, environmental and commercial applications.  Before that, he spent 16 years at General Electric Corporation, progressing through a number of sales, marketing and technical leadership roles to general manager, Greater China Operations, GE Plastics, in 2001, and then to Americas Business Leader, Core Products GE Silicones, from 2003 to 2004.  Mr. Grizzle graduated from California Polytechnic University with a Bachelor of Science in Mechanical Engineering.

As described in an offer letter from the Company dated December 23, 2010, which was accepted by Mr. Grizzle on January 4, 2011 (the “Letter”), the Company will employ Mr. Grizzle as Executive Vice President, Armstrong Building Products. The Letter is attached hereto as Exhibit 99.2.

The Letter provides that Mr. Grizzle will be paid an annual base salary of $450,000.  He is also eligible to earn an annual target bonus of 75% of base salary based upon the terms and conditions in the Company’s Management Achievement Plan.  For 2011, Mr. Grizzle will only be eligible for a bonus based on the actual number of weeks worked by Mr. Grizzle. In addition, Mr. Grizzle will be eligible to participate in the Company’s executive Bonus Replacement Retirement Plan, which allows Mr. Grizzle to defer a small portion of income (up to $20,000) into a qualified, tax-deferred plan, beginning in 2012.  He will also be eligible to participate in the Company’s long-term incentive plan beginning in 2011. Actual awards will be determined by the Management Development and Compensation Committee based on Mr. Grizzle’s and the Company’s performance and other applicable factors.

Mr. Grizzle will also be eligible to participate in the retirement and employee benefit plans that are generally available to the executives of the Company.  He will also be eligible for certain perquisites generally available to the executives of the Company, a yearly physical paid by the Company and up to $4,500 as reimbursement for personal financial planning and tax preparation services.

In addition to his compensation package, Mr. Grizzle will receive a one-time special grant with an award value of $500,000 (the “Award”).  Half of the Award will be comprised of time-vested stock options and half will be comprised of time-vested restricted stock units.  The stock options will vest and the restrictions on the restricted stock units will lapse in three equal installments on the first, second, and third anniversary of the grant date.  The Management Development and Compensation Committee may settle the restricted stock units in cash if insufficient shares are available at the end of the restriction periods.  Additional terms and conditions will be provided at the time of the grant.

The Company will also provide Mr. Grizzle with relocation services, including: a relocation allowance of $10,000; participation in the Company’s home purchase program; a loss on sale payment, if needed, of up to $50,000 with tax assistance payments; reimbursement of up to 1% on loan origination fees and discount points (and normal closing costs); 60% tax assistance payments on normal closing costs; travel and moving expenses to the new location; temporary accommodations at the new location, if needed; and certain other relocation expenses.

If Mr. Grizzle’s employment is terminated for any reason other than voluntary resignation or for cause, he will receive a minimum severance payment equal to one year of base salary plus a pro-rata target bonus.  He will also receive health care and life insurance benefits for 12 months following termination of employment or until he is eligible for benefits from a new employer, if earlier.

Subject to Board approval, Mr. Grizzle will be offered an Indemnification Agreement and a Change in Control Agreement with the Company. The Indemnification Agreement is expected to be substantially in the form of the Indemnification Agreements generally offered to directors and officers of the Company, and would provide indemnification against liabilities relating to Mr. Grizzle’s service as an officer of the Company. The Change in Control Agreement is expected to contain provisions similar to those provided to other senior Company officers, including severance benefits amounting to two times the sum of Mr. Grizzle’s base salary and annual target bonus.  In the event of a Change in Control, the Change in Control Agreement will extend for two years from the date of the Change in Control event. If a Change in Control termination occurs prior to the completion of a bonus plan year, Mr. Grizzle would receive a prorated bonus based on actual results achieved in the bonus plan year during which the termination occurs. Mr. Grizzle’s health, disability and life insurance benefits would continue for two years following a Change in Control termination, or until eligible for benefits from a new employer.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

No. 99.1	Press Release of Armstrong World Industries, Inc. dated January 10, 2011, announcing the election of Victor Grizzle to the position of Executive Vice President, Armstrong Building Products.

No. 99.2	Offer Letter from Armstrong World Industries, Inc. to Victor Grizzle dated December 23, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG WORLD INDUSTRIES, INC.
By:	/s/Jeffrey D. Nickel
Jeffrey D. Nickel
Senior Vice President, Secretary and General Counsel

Date:	January 10, 2011